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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Ollie’s Bargain Outlet Holdings, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-205685) on Form S-8 and registration statement (No. 333-213514) on Form S-3 of Ollie’s Bargain Outlet Holdings, Inc. of our reports dated March 29, 2017 with respect to the consolidated balance sheets of Ollie’s Bargain Outlet Holdings, Inc. as of January 28, 2017 and January 30, 2016, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the fiscal years in the three-year period ended January 28, 2017, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of January 28, 2017, which reports appear in the January 28, 2017 annual report on Form 10-K of Ollie’s Bargain Outlet Holdings, Inc.

/s/KPMG LLP

Philadelphia, Pennsylvania
March 29, 2017